October 19, 2000


Board of Directors
Amcast Industrial Corporation

The Accounting Policies of the Notes to the consolidated financial statements of Amcast Industrial Corporation (the Company), incorporated by reference in its
Annual Report on Form 10-K for the year ended August 31, 2000, describes a change in the method of accounting for manufacturing supplies and spare parts inventory (the "Supplies Inventory") from expensing this Supplies Inventory at the time of purchase to capitalizing the Supplies Inventory at the time of purchase, and charging this Supplies Inventory to expense in the periods in which it is used. There are no authoritative criteria for determining a preferable Supplies Inventory accounting method based on the particular circumstances; however, we conclude that such change in the method of accounting for this Supplies Inventory is to an acceptable alternative method which, based on management's business judgment to make this change for the stated reasons, is preferable in your circumstances.

                                                  Very truly yours,
                                                  /s/ Ernst & Young LLP
                                                  ERNST & YOUNG LLP